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                SECURITIES AND EXCHANGE COMMISSION


                       Washington, DC 20549



                             Form 8-K


                          CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                 Date of Report:  March 13, 1995



                            AT&T Corp.


A New York                      Commission File             I.R.S. Employer
Corporation                        No. 1-1105               No. 13-4924710


     32 Avenue of the Americas, New York, New York 10013-2412

                 Telephone Number (212) 387-5400

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Form 8-K
March 13, 1995                                                 AT&T Corp.

Item 5. Other Events

     On March 13, 1995, the Federal Communications Commission ("FCC") announced the conclusion of the broadband Personal Communications Services ("PCS") auction commenced on December 5, 1994. The auction involved a total of 99 PCS licenses in 51 Major Trading Areas ("MTAs") authorizing service on 30 MHZ of spectrum in the 1.8 GHz band. At the start of the auction, AT&T Corp. ("AT&T") was eligible to bid in 30 MTAs.

     AT&T bid a total of $1.685 billion to win broadband PCS licenses covering 21 MTAs.

     As a winning bidder, AT&T is required to submit to the FCC a down payment equal to 20% of the $1.685 billion (less the $78 million AT&T deposited with the FCC to register for the auction) by March 20, 1995. AT&T also must submit to the FCC an application for a broadband PCS license in each MTA where it has been declared the winning bidder within ten business days from the close of the auction. Other interested parties will have the opportunity to file petitions with the FCC commenting upon or challenging AT&T's applications. After a review of the applications and the conclusion of the public comment process, the FCC will determine whether there are any reasons precluding it from granting the licenses; if there are none, it will grant the licenses. The remainder of AT&T's winning bid amount is due within five business days after the grant of each license.

     AT&T is required to provide adequate service to at least one-third of the population in its licensed areas within five years of being licensed and two-thirds of the population in its licensed areas within ten years of being licensed. The licenses are granted for ten year terms from the original date of issuance and may be renewed by AT&T by meeting the FCC's renewal criteria and upon compliance with the FCC's renewal procedures. Construction of the network to support these licenses will require substantial capital expenditure, the level of which is dependent on a number of factors which have not been determined at this time.

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Form 8-K
March 13, 1995                                                 AT&T Corp.








                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.









                                         AT&T Corp.





                                    By:  S.L. Prendergast
                                         Vice President and Treasurer








March 16, 1995